EXHIBIT 14.1

TALK AMERICA FINANCE CODE OF PROFESSIONAL CONDUCT

Talk America's mission includes promotion of ethical and professional conduct in the practice of financial management. Talk America's Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Principal Accounting Officer hold important roles in corporate governance in that they are uniquely capable and empowered to ensure that all shareholders' interests are appropriately balanced, protected and preserved. This Finance Code of Professional Conduct embodies principles by which the CEO, CFO and Principal Accounting Officer are expected to abide, and each of these individuals will:

•  Act ethically, with honesty and integrity, avoiding actual or apparent conflicts of interest between their personal and professional relationships.

•  Ensure that Talk America is in compliance with applicable laws, rules and regulations of federal, state and local governments, and other appropriate public regulatory agencies.

•  Provide shareholders with information that is accurate, complete, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission.

If the CEO, CFO or Principal Accounting Officer is aware of any suspected or known violations of this Finance Code of Professional Conduct, such officer must promptly report such concerns to Talk America's General Counsel, or, submit the concern confidentially or anonymously by mailing it to Audit Committee, Talk America Holdings, Inc., P.O. Box 367, Buckingham, PA 18912-0367 or by sending an email to talkgeneralcounsel@yahoo.com. Any such reports will be considered by Talk America's Audit Committee. Any violations of this Finance Code of Professional Conduct may result in disciplinary action, including termination of employment.

It is Talk America's intention that this Finance Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in the Securities and Exchange Commission Regulation S-K Item 406.